Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G, dated August 26, 2013, with respect to the shares of Sophiris Bio Inc., Common Stock, no par value, is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 26th day of August, 2013.

BOXER CAPITAL, LLC

By:	/s/ Aaron Davis
Name:	Aaron Davis
Title:	Authorized Signatory

BOXER ASSET MANAGEMENT INC.

By:	/s/ Jefferson R. Voss
Name:	Jefferson R. Voss
Title:	Director

MVA INVESTORS, LLC

By:	/s/ Christopher Fuglesang
Name:	Christopher Fuglesang
Title:	Authorized Signatory

JOSEPH LEWIS

By:	/s/ Joseph Lewis
Joseph Lewis, Individually